<illegible
stamp of Nevada
Secretary of State
office appears here
dated JAN 15 1988>


                          ARTICLES OF INCORPORATION

                                      OF

                          DATA FINANCIAL CORPORATION

      THE UNDERSIGNED natural person of the age of 21 years or more, acting as incorporator of a corporation under the Private Corporations provisions of 8-010, et seq., NEVADA REVISED STATUTES, (hereinafter referred to as the "N.R.S."), adopt the following Articles of Incorporation for such Corporation:

                                  ARTICLE I

                                     NAME

      The name of the Corporation is DATA FINANCIAL CORPORATION.

                                  ARTICLE II

                               PRINCIPAL OFFICE

     The initial principal office of the Corporation shall be located at 98 South Highland Drive, #311, Las Vegas, Nevada 89106, and/or such other place as the directors shall designate.

                                 ARTICLE III

                                   DURATION

     The period of duration of the Corporation is perpetual.

                                  ARTICLE IV

                             PURPOSES AND POWERS

     The general nature of the business to be transacted by this Corporation shall be to conduct all corporation business of every kind and nature, to perform any acts or business which a natural person can perform without any limitations, including, but not limited to, the holding of all meetings, and more specifically to invent, develop, market, and otherwise exploit high technology, electronic communication systems, both hardware and software components, particularly systems utilizing security coding and protective transmitting and receiving.

     The Corporation shall be empowered to do each and everything necessary, suitable or proper for the accomplishment of any of the foregoing purposes of attainment of any one or more of the subject hereinabove enumerated, or which may at any time appear conductive to expedite for the protection or benefit of this Corporation, and to do such acts as fully and to the extent as natural persons might or could do, in any part of the world as principals, agents, partners, trustees or otherwise, either alone or in conjunction with any other person, association or corporation.

     The foregoing clauses shall be construed as powers as well as objectives and purposes and the matters expressed in each clause shall, unless herein otherwise expressly provided, be in no wise limited by reference to or interference from the terms of any other clause, but shall be regarded as independent objectives, purposes and powers shall not be construed to limit or restrict in any manner the meaning of the general terms or the general powers of the Corporation, nor shall the expression of one thing be deemed to exclude another not expressed, although it may be of like nature.
     The Corporation shall have all of the additional powers and rights as provided within the N.R.S.

                                  ARTICLE V

                              AUTHORIZED SHARES

     The aggregate number of shares which the Corporation shall have authority to issue is 50,000,000 shares, having a par value of $0.001 (1 mill) per share. The stock shall be designated as Class "A" voting common stock and shall have the same rights and preferences. The common stock shall not be divested into classes and may not be issued in series. Fully paid stock of this Corporation shall not be liable for any further call or assessment. The total capitalization of the Corporation shall be $50,000.

                                  ARTICLE VI

                              PRE-EMPTIVE RIGHTS

     No stockholder of the corporation shall, because of his ownership of stock, have a pre-emptive or other right to purchase, subscribe for or take part of any of the notes, debentures, bonds or other securities convertible into or carrying options for warrants to purchase stock of the Corporation issued, optioned or sold by it after its incorporation, except as may be otherwise stated in these Articles of Incorporation. Any part of the capital stock and any part of the notes, debentures, bonds or other securities convertible into or carrying options or warrants to purchase stock of the Corporation authorized by these Articles of Incorporation or by an amended certificate of said Articles duly filed, may at any time be issued, optioned for sale and sold or disposed of by the Corporation pursuant to the resolution of its Board of Directors to such person, persons or organizations and upon such terms as may to such Board of Directors seem proper, without first offering such stock or securities or any part thereof to existing stockholders, except as required in Article V of these Articles of Incorporation.

                                 ARTICLE VII

                               VOTING OF SHARES

     Each outstanding share of the class "A" common stock of the Corporation shall be entitled to one vote on each matter submitted to a vote at a meeting of the stockholders. Each shareholder shall be entitled to vote his or its shares in person or by proxy, executed in writing by such shareholder or by the duly authorized attorney in fact. At each election for directors, every shareholder entitled to vote at such election shall have the right to vote in person or by proxy, the number of shares owned by him or it for as many persons as there are directors to be elected and for whose election he or it has the right to vote, but the shareholder shall have no right, whatsoever, to accumulate his or its votes with regard to such election.

                                 ARTICLE VIII

                                  DIRECTORS

     The governing board of this Corporation shall be called directors, and the number of directors may from time to time be specified by the By-laws of the Corporation at not less than one, nor more than fifteen. When the By-laws do not specify the number of directors, the number of directors shall be three
(3), or equal to the number of shareholders should there be less than three initial shareholders. The name of the initial director, being also the incorporator and sole shareholder, is:

NAME                      ADDRESS

Krista Castleton          3760 So.  Highland Dr. #407,
                          Salt Lake City, UT  84106

which director shall hold office until the first meeting of the shareholders of the Corporation and until his or her successors have been duly elected and qualified. Directors need not be residents of the State of Nevada or shareholders of the Corporation.

                                  ARTICLE IX

                                 INCORPORATOR

       The name and address of the sole incorporator and sole initial shareholder of this Corporation is:

NAME                    ADDRESS

Krista Castleton        3760 So.  Highland Dr. #407,
                        Salt Lake City, UT 84106

     Dated this 11th day of January 1988.


                          /s/ Krista Castleton
                         ________________________________
                              Incorporator
STATE OF UTAH        )
                     )ss
COUNTY OF Salt Lake  )

     Personally appeared before me this 11th day of January, 1988, Krista Castleton, signer of the foregoing instrument who being by me first duly sworn, declared that he is the person who signed the foregoing as incorporator and that the statements contained therein are true.

                                   /s/ signature illegible
                                   ___________________________
My Commission Expires:             Notary Public
                                   Residing in Salt Lake